TODD SHIPYARDS CORPORATION ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR JULY 1, 2007

VIA FACSIMILE	CONTACT: HILARY PICKEREL
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(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...August 8, 2007...Todd Shipyards Corporation announced financial results for the first quarter ended July 1, 2007.  For the quarter, we earned a net income of $0.5 million or $0.08 per diluted share on revenue of $36.5 million.  For the prior year first quarter ended July 2, 2006, we had a net loss of $0.7 million or $0.13 per diluted share on revenue of $20.2 million.

Our first quarter revenue of $36.5 million reflects an increase of $16.4 million (81%) from the same period last fiscal year.  The quarter to quarter increase largely results from higher ship repair and new construction volumes on a range of projects, including NOAA Okeanos Explorer, Excavator Barge, USNS Flint and USNS Salvor.

For the quarter ended July 1, 2007, we recorded an operating loss of $0.5 million, an improvement of $1.3 million from the operating loss recorded in the same period of the prior year. The year over year increase in first quarter operating income is attributable to the aforementioned increases in work volumes.

For the first quarter ending July 1, 2007, we recorded net gains on available-for-sale securities and investment and other income of $0.0 million and $1.3 million, respectively.  During the same period ending July 2, 2006, we recorded net gains on available-for-sale securities and investment and other income of $0.3 million and $0.4 million, respectively.

For the first quarter ended July 1, 2007, we recorded $0.2 million in federal income tax expense.  During the same period ended July 2, 2006, we recorded $0.4 million in federal income tax benefit.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended July 1, 2007 and July 2, 2006

(in thousands of dollars, except per share data)

A copy of the Company's financial statements for the quarter ended July 1, 2007 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
July 1, 2007 and April 1, 2007

(in thousands of dollars)

A copy of the Company's financial statements for the quarter ended July 1, 2007 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.